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Investor Relations
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Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS
FIRST QUARTER 2014 RESULTS
Revenues increase $35.9 million, or 40.3%, to $124.9 million;
Operating income of $2.5 million;
Net income of $1.0 million, $0.03 diluted earnings per share

HOUSTON, TEXAS (May 5, 2014) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2014.

First Quarter 2014 Results

Revenues for the three months ended March 31, 2014 were $124.9 million, an increase of $35.9 million, or 40.3%, over the $89.0 million reported for the three months ended March 31, 2013. Operating income for the three months ended March 31, 2014 was $2.5 million compared to $4.1 million for the three months ended March 31, 2013, a decrease of $1.6 million. Foreign currency effects on both revenues and operating income were insignificant for the three months ended March 31, 2014. Net income for the 2014 first quarter was $1.0 million, or $0.03 per diluted share, compared to $2.6 million, or $0.07 per diluted share, in the 2013 first quarter.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “We are pleased that we were able to mitigate somewhat the financial impact of the ‘Polar Vortex’ and still report both a profitable quarter and our best ever first quarter revenue performance! We remain fully committed to all aspects of our long-term transformation of Furmanite, and see strong indications that our Orange Way ‘one single global team’ concept is now taking firm hold beyond the Americas region.”

Joseph Milliron, Furmanite President and COO, added, “As indicated in our March release, we experienced weather-related deferrals and disruptions in the Americas with a significant resulting impact on both revenue and labor utilization. In spite of this weather impact, the global revenues from our Technical Services segment increased by 5% over the first quarter of 2013, fueled by strong results from our EMEA region where revenues increased $6.9 million, or 34%, and operating income was up $2.6 million over the same period last year.” Mr. Milliron continued, “We are finding many synergies with our new Engineering & Project Solutions team and are focused on leveraging the whole new range of opportunities they have brought to Furmanite. We are also pleased with the year-to-date financial progress in this segment, with an 8% increase in revenue as well as a $0.7 million operating improvement, excluding integration costs, as compared to the fourth quarter of 2013. We remain confident of continued profitability improvements within this segment, along with growing reciprocal synergistic impacts on our Technical Services business going forward.”

Mr. Cox concluded, “The key question before us regarding 2014 is how much of the ground we lost in the first quarter can be made up in the remaining nine months! While the second quarter has started off very strong, and we see indications of this strength continuing, we have somewhat moderated our full year earnings per share guidance until we gain at least another quarter of both market visibility and more definitive financial results.”

Financial Position

As of March 31, 2014, the Company’s cash balance was $29.8 million. The Company’s cash balance, along with the $38.7 million of availability under its credit facility, provides the Company liquidity of $68.5 million.

Earnings Guidance

The Company reiterates its previously issued 2014 revenue guidance, with annual revenues for 2014 expected to be in the range of $540 million to $560 million, however it is revising its net income available to common shareholders estimate, which in light of the events of the first quarter, is expected to be in the range of $0.45 to $0.50 per diluted share.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Chief Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Monday, May 5, 2014.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company’s Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	For the Three Months
	Ended March 31,
	2014	2013

Revenues	$124,941	$89,038
Costs and expenses:
Operating costs	94,702	62,731
Depreciation and amortization expense	2,989	2,829
Selling, general and administrative expense	24,732	19,400
Total costs and expenses	122,423	84,960

Operating income	2,518	4,078
Interest income and other income (expense), net	(165)	329
Interest expense	(449)	(278)
Income before income taxes	1,904	4,129
Income tax expense	(888)	(1,565)
Net income	$1,016	$2,564

Earnings per common share - Basic	$0.03	$0.07
Earnings per common share - Diluted	$0.03	$0.07

Weighted-average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,567	37,341
Diluted	37,827	37,595

EBITDA[1]	$5,342	$7,236

Reconciliation of EBITDA to Net income:
EBITDA	$5,342	$7,236
Less:
Depreciation and amortization expense	(2,989)	(2,829)
Interest expense	(449)	(278)
Income tax expense	(888)	(1,565)
Net income	$1,016	$2,564
__________________
1Earnings before interest, taxes, depreciation and amortization (“EBITDA”) presented above is a financial measurement not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). A reconciliation of EBITDA to the most directly comparable GAAP measure is presented above. The Company believes that investors and other users of the financial statements benefit from the presentation of this non-GAAP measurement because it provides an additional metric to evaluate the Company’s core operating performance by excluding the effects of depreciation and amortization expense, interest expense and income tax expense from net income.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31,	December 31,
	2014	2013

Cash	$29,807	$33,240
Trade receivables, net	106,892	106,853
Inventories	39,450	35,443
Other current assets	21,542	21,159
Total current assets	197,691	196,695

Property and equipment, net	54,810	55,347
Other assets	32,349	33,125
Total assets	$284,850	$285,167

Total current liabilities	$61,298	$62,523
Total long-term debt	62,732	63,196
Other liabilities	25,518	25,952
Total stockholders’ equity	135,302	133,496
Total liabilities and stockholders’ equity	$284,850	$285,167

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013

Net income	$1,016	$2,564

Depreciation, amortization and other non-cash items	2,823	4,003
Working capital changes	(4,953)	(9,909)
Net cash used in operating activities	(1,114)	(3,342)

Capital expenditures	(1,679)	(2,613)
Acquisition of businesses	—	(905)
Proceeds from sale of assets	—	12
Payments on debt	(909)	(1,449)
Issuance of common stock	14	—
Other	(140)	—
Effect of exchange rate changes on cash	395	(534)
Decrease in cash and cash equivalents	(3,433)	(8,831)
Cash and cash equivalents at beginning of period	33,240	33,185
Cash and cash equivalents at end of period	$29,807	$24,354

FURMANITE CORPORATION
BUSINESS SEGMENT DATA
(in thousands)
(Unaudited)

	Technical Services	Engineering & Project Solutions	Corporate[1]	Total
Three months ended March 31, 2014
Revenues from external customers	$87,750	$37,191	$—	$124,941
Operating income (loss)[2]	$7,665	$(757)	$(4,390)	$2,518

Three months ended March 31, 2013
Revenues from external customers	$83,793	$5,245	$—	$89,038
Operating income (loss)	$8,643	$43	$(4,608)	$4,078

_______________________________

1 Corporate represents certain corporate overhead costs, including executive management, strategic planning, treasury, legal, human resources, information technology, accounting and risk management, which are not allocated to reportable segments.
2 For the Engineering & Project Solutions segment, includes approximately $0.2 million of costs associated with the integration of the Furmanite Technical Solutions division for the three months ended March 31, 2014.